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TransCode Therapeutics, Inc.

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November 12, 2024

Open Letter to Shareholders

Dear Shareholders,

At our upcoming Special Meeting to be held November 22, shareholders are being asked to authorize our Board of Directors to effect a reverse split – only if the Board determines that doing so is necessary as described below.

Many shareholders rightly ask why this request. Some believe that the potential announcement of additional positive clinical data or other good news will favorably impact our stock price. However, there is no assurance that any good news will occur, will occur by the deadline required, or that the stock will rise after any such positive announcement(s).

A reverse split is NOT something directors or management wishes to do – we all hope it won’t be needed. But the Nasdaq Hearings Panel that approved the extension to continue our Nasdaq listing did so on the condition that our shareholders authorize a reverse split – should one be necessary. The reverse split will not be necessary if our stock closes at $1.00 per share or more for any ten-day period prior to December 31, 2024.

If our stock does not meet this Nasdaq requirement, and we do not have your vote in favor of the reverse split, Nasdaq will delist our stock. A Nasdaq delisting would in all likelihood have a material adverse effect on the value of our company and the value of your stock.

Our assessment boils down to this: your vote is your decision about whether you support our efforts to maintain our Nasdaq listing. Given our need to raise additional capital as soon as possible to continue the clinical trial and other operations, we believe having our stock remain on Nasdaq is critical to raising the needed capital.

TransCode’s management and directors are unanimously determined to maintain our Nasdaq listing. This is why we need you to authorize the reverse split, with all of us hoping that we will not have to implement this decision.

We call for your understanding and greatly appreciate your support.

Your Board and Management

TransCode Therapeutics, Inc.• 6 Liberty Square #2382 • Boston, MA 02109